Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into effective as of July 29, 2025 (the “Effective Date”) by and between Safe and Green Development Corporation, a Delaware corporation with a mailing address at 100 Biscayne Blvd., #1201, Miami, Florida 33132 (the “Company”), and Bill Panagiotakopoulos, having an address at __________________________ (the “Consultant”) (each herein referred to individually as a “Party,” or collectively as the “Parties”).

The Company desires to retain Consultant to serve as an independent contractor to provide consultation and expertise and/or to perform other ad hoc services for the Company, and Consultant is willing to perform such services, on the terms described below. In consideration of the mutual promises contained herein, the Parties agree as follows:

1. Services and Compensation.

Consultant shall perform the services (the “Services”) described in more detail on Exhibit A, and the Company agrees to provide Consultant the compensation described on Exhibit A for Consultant’s performance of the Services described therein. The Consultant acknowledges and agrees that the Consultant’s appointment is made on the basis of his qualifications and expertise, and that the Consultant will be providing his professional and objective opinions in the context of the Services. Consultant shall comply with all applicable laws in the course of performing the Services.

2. Confidentiality

A. Definition of Confidential Information. “Confidential Information” means any information (including any and all combinations of individual items of information) that relates to the actual or anticipated business and/or products, research or development of the Company, its affiliates or subsidiaries or to the Company’s, its affiliates’ or subsidiaries’ technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s, its affiliates’ or subsidiaries’ products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted during the term of this Agreement), software, developments, inventions, discoveries, ideas, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information that is either (A) disclosed by the Company, its affiliates or subsidiaries, either directly or indirectly, in writing, orally or by drawings or inspection of premises, parts, equipment, or other property of Company, its affiliates or subsidiaries, or (B) otherwise obtained by Consultant in connection with the performance of the Services. Notwithstanding the foregoing, Confidential Information shall not include any such information which Consultant can establish by contemporaneous written documentation (i) was publicly known prior to the time of disclosure to Consultant; (ii) becomes publicly known after disclosure to Consultant through no wrongful action or inaction of Consultant; or (iii) was not obtained in connection with the performance of the Services and is in the rightful possession of Consultant, without confidentiality obligations, at the time of disclosure as shown by Consultant’s then-contemporaneous written records; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception.

B. Nonuse and Nondisclosure. During and after the term of this Agreement, Consultant will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Confidential Information, and Consultant will not (i) use the Confidential Information for any purpose whatsoever other than as necessary for the performance of the Services on behalf of the Company or (ii) disclose the Confidential Information to any third party without the prior written consent of an authorized representative of Company, except that Consultant may disclose Confidential Information to any third party on a need-to-know basis for the purposes of Consultant performing the Services; provided, however, that such third party is subject to written non-use and non- disclosure obligations at least as protective of Company and the Confidential Information as this Article 2. Consultant may also disclose Confidential Information to the extent compelled by applicable law; provided however, prior to such disclosure, Consultant shall provide prior written notice to Company and seek a protective order or such similar confidential protection as may be available under applicable law. Notwithstanding anything to the contrary in this Agreement or in any terms or conditions attached hereto, should Consultant be compelled to disclose any Confidential Information by applicable law (whether in judicial or administrative proceedings or to comply with requirements otherwise imposed by any governmental or regulatory agency), Consultant shall disclose only that portion of the Confidential Information that is legally required, and shall not disclose any such Confidential Information to any other party other than the party to which Consultant is legally required to disclose the Confidential Information. Consultant agrees that no ownership of Confidential Information is conveyed to the Consultant. Without limiting the foregoing, Consultant shall not use or disclose any Company property, intellectual property rights, trade secrets or other proprietary know-how of the Company to invent, author, make, develop, design, or otherwise enable others to invent, author, make, develop, or design identical or substantially similar designs or products as those developed under this Agreement for any third party. Consultant agrees that Consultant’s obligations under this Section 2.B shall continue after the termination of this Agreement.

C. Other Client Confidential Information. Consultant agrees that Consultant will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former or concurrent employer of Consultant or other person or entity with which Consultant has an obligation to keep any information in confidence. Consultant also agrees that Consultant will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.

D. Third-Party Confidential Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that, at all times during the term of this Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

E. Federal Defend Trade Secrets Act of 2016. Consultant understands that pursuant to the federal Defend Trade Secrets Act of 2016, Consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Consultant further understands that nothing contained in this Agreement limits Consultant’s ability to (A) communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company, or (B) share compensation information concerning Consultant or others, except that this does not permit Consultant to disclose compensation information concerning others that Consultant obtains because Consultant’s job responsibilities require or allow access to such information.

3. Representations and Warranties; Manner of Performance.

A. Consultant represents and warrants that Consultant has no agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, Consultant’s obligations to the Company under this Agreement, and/or Consultant’s ability to perform the Services. Consultant will not enter into any such conflicting agreement during the term of this Agreement. Consultant will not disclose to the Company, or induce the Company to use, any proprietary information, knowledge or data belonging to any third party.

B. Consultant shall perform all Services in a professional manner, consistent with industry standards and in accordance with all applicable laws, rules, or regulations. Consultant shall provide to the Company, upon the Company’s request, work products and other information to enable the Company to verify that Consultant is proceeding in accordance with any specified phase and completion dates and general specifications for each project, as agreed upon between the Parties.

4. Record-Keeping; Return of Company Materials.

A. Consultant shall keep records of all Services purchased by the Company. Such records shall include any operational documentation pertaining to the Services, including records relevant to any costs, expenses, or payments incurred or made by Consultant on behalf of or reimbursable by the Company, any financial records, procedures and such other documentation pertaining to Consultant’s performance under this Agreement. Consultant shall preserve such records in accordance with the record retention period mandated by any applicable law. In the event that a legal matter arises requiring preservation of certain records, Consultant shall suspend destruction of such records as requested by the Company or any governmental body. During the term of this Agreement and, thereafter, in accordance with the applicable record retention period, the Company shall have the right to inspect, copy and audit those records identified in this Paragraph 4.A during regular business hours. This right shall include, but not be limited to, the right to inspect, copy and audit any records that may pertain to the representations and warranties in Section 3.

B. Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will immediately deliver to the Company, and will not keep in Consultant’s possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Confidential Information, all devices and equipment belonging to the Company, all electronically-stored information and passwords to access such property and any reproductions of any of the foregoing items that Consultant may have in Consultant’s possession or control.

5. Term and Termination.

A. Term. The term of this Agreement will begin on the Effective Date of this Agreement will terminate as set forth below.

B. Termination. This Agreement shall terminate immediately upon the earlier of: (i) the appointment of Consultant as an executive officer of the Company or (ii) the occurrence of a Treasury Opportunity Failure or a Resignation Trigger Event (as such terms are defined in that certain Securities Purchase Agreement, dated July 29, 2025 (the “SPA”), by and among the Company and the signatories thereto). The Parties further acknowledge that, pursuant to the SPA, Consultant has delivered to the Company his irrevocable contingent letter of resignation (“Resignation Letter”) as Consultant to the Company and as a member of its board of directors, effective solely upon the occurrence of a Resignation Trigger Event. Consultant may terminate this Agreement at any time without recourse and for any reason or for no reason in his sole and absolute discretion.

C. Survival. Upon any termination of this Agreement, all rights and duties of the Company and Consultant toward each other shall cease except:

(1) The Company will pay, within thirty (30) days after receipt of a final invoice from Consultant delivered within thirty (30) days after the effective date of termination, all amounts owing to Consultant for Services properly completed and accepted by the Company prior to the termination date and related reimbursable expenses, if any, submitted in accordance with the Company’s policies and in accordance with the provisions of Article 1 of this Agreement; and

(2) Article 2 (Confidentiality), Article 4 (Record-Keeping; Return of Company Materials), Article 5 (Term and Termination), Article 6 (Independent Contractor Relationship), Article 7 (Indemnification), Article 8 (Publicity; Publications) and Article 9 (Miscellaneous) will survive termination of this Agreement in accordance with their terms.

6. Independent Contractor Relationship

It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement and shall incur all expenses associated with performance, except as expressly provided on Exhibit A. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement and shall be liable for the payment of all taxes for any remuneration paid to Consultant by the Company.

7. Indemnification

Consultant agrees to indemnify and hold harmless the Company and its affiliates and their directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with any breach by the Consultant of any of the covenants contained in this Agreement. The Company agrees to indemnify and hold harmless Consultant from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with any breach by the Company of any of the covenants contained in this Agreement.

8. Publicity; Publications

The Consultant shall not present or publish, nor submit for publication, any work resulting from the Services provided hereunder without the Company’s prior written consent, which shall not be unreasonably withheld, delayed, denied, or conditioned. Any and all written or other references to the Consultant’s appointment under this Agreement shall be subject to the Company’s applicable guidelines from time to time.

9. Miscellaneous

A. Governing Law; Consent to Personal Jurisdiction. This Agreement shall be governed by the laws of the State of Delaware, without regard to the conflicts of law provisions of any jurisdiction. To the extent that any lawsuit is permitted under this Agreement, the Parties hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in Miami, Florida.

B. Assignability. This Agreement will be binding upon Consultant’s assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement, except as expressly stated. Except as may otherwise be provided in this Agreement, Consultant may not sell, assign, subcontract or delegate any rights or obligations under this Agreement, by operation of law or otherwise (including by merger, consolidation, reorganization, reincorporation, sale of assets or stock or change of control), and any such attempted assignment, delegation, subcontract or transfer shall be null and void. Notwithstanding anything to the contrary herein, Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, change of control or otherwise.

C. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between the Parties.

D. Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

E. Severability. If a court or other body of competent jurisdiction finds, or the Parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

F. Modification, Waiver. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by the Parties. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach. No payments made by the Company shall constitute an acceptance of satisfactory performance (or a waiver of unsatisfactory performance) of Consultant’s obligations under this Agreement.

G. Notices. Any notice or other communication required or permitted by this Agreement to be given to a Party shall be in writing and shall be deemed given (i) if delivered personally or by commercial messenger or courier service, (ii) when sent by confirmed e-mail, or (iii) if mailed by U.S. registered or certified mail (postage prepaid and return receipt requested), to the Party at the Party’s address set forth above or at such other address as the Party may have previously specified by like notice. If by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section 9.G.

H. Attorneys’ Fees. In any court action at law or equity that is brought by one of the Parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing Party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that Party may be entitled.

I. Signatures. This Agreement may be signed in two counterparts, each of which shall be deemed an original, with the same force and effectiveness as though executed in a single document.

J. Injunctive Relief. Consultant understands and agrees that the Company will suffer irreparable harm in the event that Consultant breaches any of Consultant’s obligations under Section 2 hereof and that monetary damages will be inadequate to compensate Company for such breach. Accordingly, Consultant agrees that, in the event of a breach or threatened breach by Consultant of any of the provisions of Section 2 hereof, the Company, in addition to and not in limitation of any other rights, remedies or damages available to the Company at law or in equity, shall be entitled to a temporary restraining order, preliminary injunction and/or permanent injunction without an obligation of posting a bond or proving actual damages in order to prevent or to restrain any such breach by Consultant, or by any or all of Consultant’s partners, co-venturers, employers, employees, servants, agents, representatives and any and all persons directly or indirectly acting for, on behalf of or with Consultant.

(signature page follows)

IN WITNESS WHEREOF, the Parties hereto have executed this Consulting Agreement as of the date first written above.

COMPANY:

SAFE AND GREEN DEVELOPMENT CORPORATION

By:	/s/ Nicolai Brune
Name:	Nicolai Brune
Title:	Chief Financial Officer

CONSULTANT:

/s/ Bill Panagiotakopoulos
BILL PANAGIOTAKOPOULOS

EXHIBIT A

Services. The Services to be delivered, pursuant to the terms set forth in the Agreement shall be to explore on behalf of the Company the availability of a “Treasury Opportunity” (as that term is defined in the SPA) for the Company, to source one or more of such potential opportunities on behalf of the Company, to negotiate the proposed terms thereof with the potential counter-parties thereto, and to hold himself out to any such potential counter-parties as a representative of the Company with such sourcing and negotiating authority, subject to final approval thereof residing with the Company’s management and board of directors. For the avoidance of doubt, Consultant shall have no authority to bind the Company in any manner or to make any representations or commitments on behalf of the Company. Consultant shall not enter into any agreements, contracts, or obligations, whether written or oral, that purport to bind the Company or create any liability or responsibility on the part of the Company.

Compensation.

•	Annual salary of Two Hundred Thousand Dollars ($200,000) payable in bi-weekly installments on the 15th and last day of each month.

•	Consultant shall be reimbursed for all reasonable business expenses paid or incurred by Consultant in connection with the performance of Consultant’s duties hereunder, upon presentation of expense statements, vouchers or other evidence of expenses in accordance with policies and procedures adopted by Company from time to time; provided, however, that all such expenses in excess of $100, individually, must be pre-approved in writing by Company.